Exhibit 99.1

ZEDGE, INC.
2026 EQUITY INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

This STOCK OPTION AGREEMENT (this “Agreement”) is entered into as of September 10, 2026, by and between Zedge, Inc., a Delaware corporation (the “Company”), and Michael Jonas (the “Grantee”).

WHEREAS, the Company desires to grant to the Grantee options to acquire an aggregate of 386,244 shares of Class B Common Stock of the Company, par value $.01 per share (the “Stock”), on the terms set forth herein.

NOW, THEREFORE, the parties hereby agree as follows:

1. Definitions.  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Zedge, Inc. 2026 Equity Incentive Plan as the same may be amended, modified or restated from time to time (the “Plan”).

2. Grant of Options.  The Grantee is hereby granted Nonqualified Stock Options (the “Options”) to purchase an aggregate of 386,244 Shares of Stock, pursuant to the terms of this Agreement.

Notwithstanding anything to the contrary contained in this Agreement, the grant of Options is expressly subject to and conditioned upon the approval by the Company’s stockholders of the adoption of the Plan and an amendment to the Plan to increase the aggregate number of shares of Class B Common Stock available for issuance thereunder (“Stockholder Approval”). If Stockholder Approval is not obtained on or before September 9, 2027, this Option grant shall be null, void, and of no effect.

3. Term.  The term of the Options (the “Option Term”) shall be for ten (10) years.

4. Option Price.  The initial exercise price per share of the Options shall be $2.93 subject to adjustment as provided herein.

5. Conditions to Exercisability.  The Options shall vest and become exercisable in three equal amounts on September 9, 2027, September 8, 2028 and September 7, 2029 provided that the Grantee remains in Continuous Service through and on such date or dates (or if otherwise set forth in an employment agreement between the Grantee and the Company that is in effect at the relevant time) and further provided that no Options may be exercised prior to the date of Stockholder Approval.

6. Method of Exercise.  An Option may be exercised, as to any or all full shares of the Stock as to which the Option has become exercisable, by written notice delivered in person or by mail to the Company’s transfer agent or other administrator designated by the Company, specifying the number of shares of Stock with respect to which the Option is being exercised.

7. Medium and Time of Payment.  The Option Price shall be paid in full, at the time of exercise, in cash or in shares of Stock (whether then owned by the Grantee or issuable upon exercise of the Option) having a Fair Market Value equal to such Option Price or in a combination of cash and Stock, including a cashless exercise procedure through a broker dealer.

September 10, 2026

 Michael Jonas

386,244

8. Termination.  Except as provided in this Section 8 or in Section 9 hereof, or as set forth in any employment agreement between the Grantee and the Company that may be in effect at the relevant time, an Option may not be exercised unless the Grantee is then in the employ of or maintaining a director or consultant relationship with the Company or a Subsidiary thereof (or a company or a Parent or Subsidiary of such company issuing or assuming the Option in a transaction to which Section 424(a) of the Code applies), and unless the Grantee has remained in Continuous Service since the date of grant of the Option. In the event that the Continuous Service of a Grantee shall terminate (other than by reason of death, Disability or Retirement), all Options of such Grantee that are exercisable at the time of Grantee’s termination may, unless earlier terminated in accordance with their terms or as otherwise provided for in an effective employment agreement between the Grantee and the Company , be exercised within one hundred eighty (180) days after the date of such termination (or such different period as the Committee shall prescribe).

9. Death, Disability or Retirement of Grantee.  To the extent that there is in place, at the relevant time, an agreement between the Grantee and the Company that provides for treatment of granted options, then the terms of that agreement shall control. If there is no such effective agreement in place, if the Grantee shall die while employed by, or maintaining a director or consultant relationship with, the Company or a Subsidiary thereof, or if the Grantee’s Continuous Service shall terminate by reason of Disability, all Options theretofore granted to the Grantee (to the extent otherwise exercisable) may, unless earlier terminated in accordance with their terms, be exercised by the Grantee or by the Grantee’s estate or by a person who acquired the right to exercise such Options by bequest or inheritance or otherwise by result of death or Disability of the Grantee, at any time within one hundred eighty (180) days after the death or Disability of the Grantee (or such different period as the Committee shall prescribe). In the event that an Option granted hereunder shall be exercised by the legal representatives of a deceased or former Grantee, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative to exercise such Option. In the event that the employment or consultant relationship of a Grantee shall terminate on account of such Grantee’s Retirement, all Options of the Grantee that are exercisable at the time of such Retirement may, unless earlier terminated in accordance with their terms, be exercised at any time within one hundred eighty (180) days after the date of such Retirement (or such different period as the Committee shall prescribe).

10. Withholding Taxes. The award or other transfer of the Option, and the exercise of the Option, shall be conditioned further on any applicable withholding taxes being paid by you. Such taxes may be paid by one or more of the following methods, at the Company’s sole discretion: (i) deducting the amount so required to be withheld from any other amount (or Shares of Stock issuable upon exercise of the Option) then or thereafter to be provided to you, including by deducting any such amount from your salary or other amounts payable to you, to the maximum extent permitted under law and/or (ii) requiring you to pay to the Company, the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares of Stock upon exercise of the Option and/or (iii) causing the sale of any Shares of Stock held by you to cover such liability, up to the amount required to satisfy minimum statutory withholding requirements or by the withholding by the Company of, or delivery to the Company of, Shares, including Shares otherwise issuable to you upon exercise of the Option. In addition, you will be required to pay any amount due in excess of the tax withheld and transferred to the tax authorities, pursuant to applicable tax laws, regulations and rules. One or more of these methods may not be available upon exercise of the Option. If the Grantee disposes of Stock acquired upon exercise of this option within two years from the date of grant or one year after such Stock was acquired pursuant to exercise of the Option, the Grantee shall notify the Company in writing of such disposition within ten (10) days thereof.

11. Terms Incorporated by Reference Herein.  Each of the terms of the Plan, as in effect as of the date hereof, shall govern the Options granted hereunder. To the extent that there is any inconsistency between this Agreement and the terms of the Plan, the terms of this Agreement shall govern. To the extent that there is any inconsistency between this Agreement and the terms of any employment agreement between the Grantee and the Company during the period when such employment agreement is in force, the terms of an effective employment agreement shall govern.

September 10, 2026

 Michael Jonas

386,244

12. Transferability of Options.  Stock Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than to an immediate family member of Grantee or to a trust or other estate planning entity created for the benefit of the Grantee or one or more members of his immediate family as provided for under the Plan, provided that, in all cases, such transferee executes a written consent to be bound by the terms of this Agreement.

13. Entire Agreement.  This Agreement contains all of the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Grantee represents that, in executing this Agreement, that the Grantee does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter of this Agreement or otherwise.

14. Amendment or Modification, Waiver.  No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by the Grantee and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar of dissimilar condition or provision at the same time, any prior time or any subsequent time.

15. Notices.  Each notice relating to this Agreement shall be in writing and delivered in person or by certified mail to the proper address. All notices to the Company shall be addressed to it at:

Zedge, Inc.

1178 Broadway, Ste. 1450 (3rd Floor)

New York, NY

Attention: Options Administrator

All notices to the Grantee or other person or persons then entitled to exercise the Options shall be addressed to the Grantee or such other person or persons at:

Michael Jonas

c/o Zedge, Inc.

1178 Broadway, Ste. 1450 (3rd Floor)

New York, NY

Anyone to whom a notice may be given under this Agreement may designate a new address by notice to such effect.

16. Severability.  If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

17. Governing Law.  This Agreement shall be construed and governed in accordance with the laws of the state of Delaware, without regard to principles of conflicts of laws.

18. Headings.  All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

19. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

September 10, 2026

 Michael Jonas

386,244

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by an authorized officer and the Grantee has hereunto set his hand all as of the date first above written.

ZEDGE, INC.

By:	/s/ Jonathan Reich
Name:	Jonathan Reich
Title:	Chief Executive Officer

By:	/s/ Michael Jonas
Grantee

September 10, 2026

 Michael Jonas

386,244

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